UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): February 18, 2011, (February 22, 2011)

SINO CEMENT, INC.

(Exact name of registrant as specified in its Charter)

Nevada	000-53382	26-2210011

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1984 Isaac Newton Square West, Suite 202 Reston, VA 20190

(Address of Principal Executive Offices)

(703) 888-6922

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Appointment of Certain Officers and Directors; Departure of Certain Officers and Directors

On February 18, 2011, Sino Cement, Inc. (the "Company", "we", "us") received a resignation from Valentyna Stupenko. Ms. Stupenko resigned as president, secretary, treasurer, chief executive officer, chief financial officer and as a director of our company. Ms. Stupenko's resignation was not the result of any disagreements with the Company regarding its operations, policies, practices or otherwise.

To fill the vacancy created by the resignation of Ms. Stupenko, the Company appointed Qingyan Wang as the Company's president, secretary, treasurer, chief executive officer, chief financial officer and as a director, effective immediately.

Qingyan Wang - President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer and Director

Mr. Qingyan Wang. Mr. Wang has served as the Vice President of Finance of Gulf Resources Inc., a position he has held since April 2009. Previously, Mr. Wang was the Project Manager of Asia Pacific Headquarter (Singapore) for Emerson Group from May 2007 through March 2009, and the Emerson Group Regional Finance Manager (Shenzhen, PRC) from January 2005 to April 2007. From April 2003 to December 2004, Mr. Wang was the Finance Assistant Manager and the Finance Senior Supervisor from June 2000 - March 2003 for Flextronics Group Sourth China Manufacturing (Shenzhen, PRC). Mr. Wang graduated in 1999 with a major in International Accounting from the HuNan University, People's Republic of China. Mr. Wang graduated with a Masters of Business Administration in Finance in 2010 from the Chinese University of Hong Kong. Mr. Wang received designations of Certified Management Accountant (USA) in 2008; Certified Production and Inventory Management (USA) in 2009; and, Certified Public Accountant (China) in 2002. We appointed Mr. Wang as a director and officer of our company due to his experience in accounting, corporate governance and Chinese industry.

Our board of directors solely consists of Qingyan Wang. There have been no transactions between our company and Mr. Wang since the company's last fiscal year which would be required to be reported herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINO CEMENT, INC.

/s/ Qingyan Wang
Qingyan Wang
President and Director
Date:  February 22, 2011